Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of Yangtze River Development Limited of our report dated February 1, 2016, relating to the consolidated financial statement of Yangtze River Development Limited for the years ended December 31, 2015 and 2014, which appears in such Registration Statement.

Dominic K.F. Chan & Co.

Certified Public Accountants

Hong Kong, February 24, 2016